UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

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RENAISSANCERE HOLDINGS LTD.

Renaissance House

8–20 East Broadway

Pembroke HM 19 Bermuda

April 9, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 21, 2009, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the Internet. We believe this allows us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual General Meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the Q&A section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

Sincerely,

W. James MacGinnitie Chairman of the Board of Directors	Neill A. Currie President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 21, 2009

Notice is hereby given that our 2009 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda on May 21, 2009, at 9:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect three Class II directors to serve until our 2012 Annual General Meeting; and

2.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2009 fiscal year until our 2010 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

At the Annual Meeting, shareholders will receive the report of our independent auditors and our financial statements for the year ended December 31, 2008, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 20, 2009, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

RENAISSANCERE HOLDINGS LTD.

Renaissance House

8–20 East Broadway

Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 21, 2009

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 20, 2009 (the “Record Date”) and are entitled to attend and vote at the 2009 Annual General Meeting of Shareholders to be held at Renaissance House, 8–20 East Broadway, Pembroke, Bermuda on May 21, 2009, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. The Notice Regarding the Availability of Proxy Materials (the “Notice”), the Proxy Statement, the Notice of Annual General Meeting and the proxy card are first being made available to shareholders on or about April 9, 2009. We have made available with this Proxy Statement our Annual Report to Shareholders, although the Annual Report should not be deemed to be part of the Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending the Notice to beneficial owners of our common shares, par value $1.00 per share (the “Common Shares”), held in street name, as well as those shareholders of record of Common Shares that have advised the Company, in accordance with the laws of Bermuda, that they consent to the receipt of the Notice rather than hard copies of the materials (the “Consent to Notice”). All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q:	What will I be voting on at the Annual Meeting?

A:	You will be voting on two items (collectively, the “Proposals”):

1.	To elect three Class II directors to serve until our 2012 Annual General Meeting (the “Board Nominees Proposal”); and

2.	To appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2009 fiscal year until our 2010 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board (the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 20, 2009 as the record date for the Annual Meeting. If you were the beneficial owner of, or shareholder of record with respect to, our Common Shares at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 20, 2009, 62,344,908 Common Shares were issued and outstanding. The presence, in person or by proxy, of two or more holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by RenaissanceRe’s Board of Directors (the “Board”). MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:

We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $4,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers or other persons, proxies from beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

Q:	What is the difference between holding Common Shares as a shareholder of record and as a beneficial owner of Common Shares held in street name?

A:	Shareholder of Record. If your Common Shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the shareholder of record with respect to those shares, and to the extent you provided the Company with your Consent to Notice, the Notice was sent directly to you by Broadridge Inc., the Company’s tabulation agent and Inspector of Election. Otherwise, shareholders of record received hard copies of the proxy materials.

Beneficial Owner of Common Shares Held in Street Name. If your Common Shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of Common Shares held in street name, and the Notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of Common Shares held in street name, you have the right to direct that organization on how to vote the Common Shares held in your account.

Q:	If I am a shareholder of record of Common Shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	If you provided the Company with your Consent to Notice, you may vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you did not provide the Company with your Consent to Notice or you otherwise requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

Q:	If I am a beneficial owner of Common Shares held in street name, how do I vote?

A:	If you are a beneficial owner of Common Shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer or similar organization on how to vote the Common Shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the Common Shares that you beneficially own.

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold Common Shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by our Board on all matters presented in the Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. Abstentions will be counted for purposes of determining whether a quorum is present but will not otherwise be counted.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of Common Shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least ten (10) days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Proposal 1 (Board Nominees Proposal) and Proposal 2 (Auditors Proposal) involve routine matters.

Q:	May I change my vote after I have submitted a proxy or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Q:	How does the voting take place at the Annual Meeting?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (3) to be chosen at the Annual Meeting. This is called plurality voting. Unless your proxy indicates otherwise, the persons named as your proxies will vote your shares “FOR” the Board Nominees Proposal. The appointment of Ernst & Young Ltd. to serve as our auditors for the 2009 fiscal year until our 2010 Annual General Meeting, and the determination to refer the determination of the auditors’ remuneration to the Board of Directors, requires the affirmative vote of a majority of the votes cast at the Annual General Meeting. Unless your proxy indicates otherwise, the persons named as your proxies will vote your shares “FOR” the Auditors Proposal. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Q:	How many votes do I have?

A:	Each of our Common Shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the Common Shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of Common Shares with reason to believe that it is a shareholder whose Common Shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Common Shares attributable to any person. The Board may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in its judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, the only other item currently on the agenda is for the shareholders to receive the report of our independent auditors and our financial statements for the year ended December 31, 2008.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending on June 30, 2009.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages any shareholder or other interested party who is interested in communicating directly with the Board, any committee of the Board, or our non-management directors as a group to do so by addressing the communication in care of our Corporate Secretary with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Corporate Secretary will be forwarded to the intended recipient unopened. Shareholders can send communications electronically by clicking on “secretary@renre.com” under “Contact Us – Legal or Corporate Information” at our website located at www.renre.com or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Secretary.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages and titles of the directors, nominees for director and executive officers of RenaissanceRe as of April 9, 2009.

Name	Age	Position
W. James MacGinnitie	70	Chairman of the Board of Directors
Neill A. Currie	56	President, Chief Executive Officer and Director
Fred R. Donner	51	Executive Vice President and Chief Financial Officer
John D. Nichols, Jr.	49	Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.
Kevin J. O’Donnell	42	Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.
William J. Ashley	53	Senior Vice President of RenaissanceRe and President and Chief Executive Officer of Glencoe Group Holdings Ltd.
Peter C. Durhager	38	Senior Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.
Stephen H. Weinstein	40	Senior Vice President, Chief Compliance Officer, General Counsel and Secretary
Todd R. Fonner	42	Senior Vice President and Chief Investment Officer
Ian D. Branagan	41	Senior Vice President and Chief Risk Officer
Mark A. Wilcox	41	Senior Vice President, Chief Accounting Officer and Corporate Controller
David C. Bushnell	54	Director
Thomas A. Cooper	72	Director
James L. Gibbons	45	Director
Jean D. Hamilton	62	Director
William F. Hecht	66	Director
Henry Klehm III	50	Director
Ralph B. Levy	63	Director
Anthony M. Santomero	62	Director
Nicholas L. Trivisonno	61	Director

W. James MacGinnitie has served as one of our directors since February 2000 and as non-executive Chairman of the Board since November 2005. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. In addition, Mr. MacGinnitie serves on the board of directors of Trustmark Mutual Holding Company and of NORCAL Mutual Insurance Company (“NORCAL”). Mr. MacGinnitie has advised NORCAL that he will not stand for re-election at NORCAL’s upcoming shareholders’ meeting.

Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie has served as President since January 1, 2008. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he retired from the Company in 1997. He re-joined RenaissanceRe in July 2005 as an Executive Vice President, and was responsible for our specialty reinsurance business, prior to assuming the role of Chief Executive Officer. Mr. Currie served as a director of Platinum Underwriters Holdings, Ltd. from May 2003 until July 2005. Prior to co-founding

RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.—Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

Fred R. Donner has served as our Executive Vice President and Chief Financial Officer since July 2006. Prior to joining RenaissanceRe, Mr. Donner began his career at KPMG LLP where he worked for 22 years, most recently serving as Senior Audit Partner and National Insurance Practice Leader advising companies in the insurance industry and overseeing the audit, tax and advisory services provided to the firm’s insurance clients.

John D. Nichols, Jr. has served as our Executive Vice President since May 2003 and as President of RenaissanceRe Ventures Ltd., and in similar capacities, since February 2000. Previously, he served as our Senior Vice President—Structured Products from November 1999, Vice President—Finance from November 1997 and as our Assistant Vice President—Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims.

Kevin J. O’Donnell has served as our Senior Vice President—Property Catastrophe Reinsurance since November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President—Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

William J. Ashley has served as our Senior Vice President since May 2002 and as the President and Chief Executive Officer of Glencoe Group Holdings Ltd. since January 2006. Mr. Ashley served as Chief Underwriting Officer of Glencoe Group Holdings Ltd. from July 2003. Mr. Ashley joined Glencoe Insurance Ltd. as Vice President, Chief Operating Officer in December 2001. From 1995 to September 2001, Mr. Ashley held various positions at Benfield Blanch (formerly E.W. Blanch), including Executive Vice President of Strategic Operations and Risk Management, where he also managed the Catastrophe Modeling, Dynamic Financial Modeling and Actuarial Units of Benfield Blanch.

Peter C. Durhager, Senior Vice President and Chief Administrative Officer, has served with us since June 2003 and as President of RenaissanceRe Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s Global Shared Services division, including Human Resources & Organizational Development, Marketing, Operations, Information Technology and Administration. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company.

Stephen H. Weinstein, Senior Vice President since August 2005, has served with us as General Counsel and Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to August 2005, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Todd R. Fonner has served as our Chief Investment Officer since August 2006. Mr. Fonner also served as our Chief Risk Officer from August 2006 to February 2009. Mr. Fonner joined RenaissanceRe in 2001 as Vice President and Treasurer, becoming Senior Vice President in 2006. Prior to joining RenaissanceRe, Mr. Fonner served as Vice President of Centre Solutions, responsible for underwriting and structuring finance and credit related transactions. From 1993 to 1996, Mr. Fonner served as Manager of Strategic Planning for USF&G.

Ian D. Branagan has served as our Chief Risk Officer since February 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open the Company’s Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across the Company’s (re)insurance operations. From August 1996 to December 1998, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools. Prior to joining AIR, Mr. Branagan worked in the London market at DP Mann Limited, developing pricing and risk analytics from November 1992 to August 1996.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Corporate Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in commercial banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

David C. Bushnell has served as one of our directors since May 2008. Mr. Bushnell is a Class I director. Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since January 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in December 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through December 2007 and as Chief Administrative Officer from September 2007 through December 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer.

Thomas A. Cooper has served as one of our directors since August 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB.

James L. Gibbons has served as one of our directors since May 2008. Mr. Gibbons is a Class I director. Mr. Gibbons is a Bermudian citizen who is President and Chief Executive Officer of CAPITAL G Limited and Chairman of CAPITAL G Bank Limited, Bermuda-based financial services organizations, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons served as a Director of Gibbons Management Services Limited from 1986 to 1989, and as Managing Director of Gibbons Deposit Company Limited from 1986 to 1999. Mr. Gibbons worked as a registered representative at Prudential Bache Securities from 1985 to 1986.

Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor and a Member of the Brock Capital Group LLC. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional, from November 1998 through November 2002. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. From 1993 through October 2006, Mr. Hecht served as Chairman and Chief Executive Officer of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991. Mr. Hecht is also the Chairman of the Board of Directors of the Federal Reserve Bank of Philadelphia and a director of DENTSPLY International Inc.

Henry Klehm III has served as one of our directors since May 2006. Mr. Klehm is a Class III director. In February 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities and Shareholder Litigation & SEC Enforcement Practice. From July 2002 to October 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from July 1999 through July 2002. Mr. Klehm joined the SEC in 1989, serving in positions of increasing capacity, including as Senior Associate Director of the Northeast Regional Office from 1996 until June 1999.

Ralph B. Levy has served as one of our directors since August 2007. Mr. Levy is a Class III director. Mr. Levy is a Senior Partner in the Atlanta headquarters office of the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) and continues to serve as a member of the Board of Directors of the Attorneys Liability Assurance Society, Ltd., a Bermuda-based mutual insurance company which reinsures professional liability and management liability coverages written by its U.S. subsidiary, Attorneys’ Liability Assurance Society, Inc., on whose Board of Directors Mr. Levy also serves. Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp from 1971 to 1974.

Anthony M. Santomero has served as one of our directors since May 2008. Mr. Santomero is a Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from July 2006 to January 2008. From July 2000 to April 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. From 1972 to 2000, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the board of the Columbia Funds and Penn Mutual Life Insurance Company and is a nominee for election to Citigroup’s Board of Directors at Citigroup’s upcoming annual shareholder meeting on April 21, 2009.

Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 20, 2009 (unless otherwise noted) with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) our Chief Executive Officer, our Chief Financial Officer and each of the three remaining most highly compensated executive officers during the 2008 fiscal year (collectively, the “Named Executive Officers”); (iii) each of our directors; and (iv) all of our executive officers and directors as a group. The total number of Common Shares outstanding as of March 20, 2009, was 62,344,908.

Name and Address of Beneficial Owner(1)	Number of Common Shares	Percentage of Class
FMR LLC(2)
82 Devonshire Street
Boston, Massachusetts 02109	6,317,338	10.1%

AXA(3)
1290 Avenue of the Americas
New York, New York 10104	3,747,959	6.0%

JP Morgan Chase & Co.(4)
270 Park Avenue
New York, NY 10017	3,429,410	5.5%

Neill A. Currie(5)	624,389	1.0%
Fred R. Donner(6)	159,289	*
John D. Nichols, Jr.(7)	599,632	*
William J. Ashley(8)	245,454	*
Kevin J. O’Donnell(9)	432,934	*
David C. Bushnell(10)	4,253	*
Thomas A. Cooper(11)	90,227	*
James L. Gibbons(12)	4,253	*
Jean D. Hamilton(13)	10,429	*
William F. Hecht(14)	31,452	*
Henry Klehm III(15)	8,288	*
Ralph B. Levy(16)	5,804	*
W. James MacGinnitie(17)	90,414	*
Anthony M. Santomero(18)	4,253	*
Nicholas L. Trivisonno(19)	21,944	*
All of our executive officers and directors (20 persons)(20)	3,124,706	5.0%

*	Less than 1%

(1)	Pursuant to the regulations promulgated by the Securities and Exchange Commission (the “Commission” or “SEC”), shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)

According to a Statement on Schedule 13G/A filed with the Commission on February 17, 2009, by FMR LLC, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 6,317,298 Common Shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 3,100,000 Common Shares of the Company. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 6,317,298 Common Shares owned by the Fidelity funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Based on discussions with representatives of Fidelity, we do not believe that, as of March 20, 2009, FMR Corp., Fidelity, Edward C. Johnson 3d or any Fidelity fund owns, individually or in the aggregate, an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(3)	According to a Statement on Schedule 13G/A, filed with the Commission on February 13, 2009 by AXA Financial, Inc., a parent holding company, filing jointly on behalf of AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and AXA, AXA Financial, Inc. may be deemed to be the beneficial owner of 3,747,959 Common Shares.

(4)	According to a Statement on Schedule 13G/A filed with the Commission on February 2, 2009, by JP Morgan Chase & Co. (“JP Morgan”), JP Morgan is the beneficial owner of 3,429,410 Common Shares. JP Morgan has the sole power to vote or to direct the voting of 2,569,633 Common Shares and sole power to dispose of or to direct the disposition of 3,424,888 Common Shares.

(5)	Includes 288,405 Common Shares issuable upon the exercise of options under the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable and 109,863 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 162,448 restricted Common Shares which have not vested (“Restricted Shares”). Mr. Currie also holds options to acquire 300,000 Common Shares granted under the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Plan” and together with the 2001 Plan, the “Stock Incentive Plans”), which are currently unvested and out of the money, and options to acquire 349,489 Common Shares granted under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Currie’s beneficial ownership).

(6)	Includes 82,863 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 58,853 Restricted Shares which have not vested. Mr. Donner also holds options to acquire 103,878 Common Shares granted under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Donner’s beneficial ownership).

(7)	Includes 421,669 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 102,194 Restricted Shares which have not vested and 43,085 shares held by a limited partnership for the benefit of Mr. Nichols’ family and 1,137 shares held by Mr. Nichols’ spouse. Mr. Nichols also holds options to acquire 350,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 106,654 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Nichols’ beneficial ownership).

(8)	Includes 155,277 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 8,319 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 65,268 Restricted Shares which have not vested. Mr. Ashley also holds options to acquire 82,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 90,525 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. Ashley’s beneficial ownership).

(9)	Includes 293,755 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 16,820 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 84,363 Restricted Shares which have not vested, 10,384 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family, 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family and 5,088 shares held by Mr. O’Donnell’s spouse. Mr. O’Donnell also holds options to acquire 250,000 Common Shares granted under the 2004 Plan, which are currently unvested and out of the money, and 96,457 options under the 2001 Plan, which are currently unvested (and are not reflected in Mr. O’Donnell’s beneficial ownership).

(10)	Includes 4,253 Common Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), which have not vested.

(11)	Includes 4,160 Common Shares granted in payment of directors’ fees under the Directors Stock Plan, which have not vested, 31,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(12)	Includes 4,253 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(13)	Includes 4,160 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(14)	Includes 4,160 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 18,301 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(15)	Includes 4,895 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(16)	Includes 4,626 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(17)	Includes 8,972 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18)	Includes 4,253 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(19)	Includes 4,160 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, 6,566 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(20)	In addition, as of March 20, 2009, one of our executive officers beneficially owns 6,450 of our non-voting Series B 7.30% Preference Shares, of which 4,000,000 are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of transactions with related persons. The policy covers, among other things, related party transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in Item 404 of Regulation S-K. Related party transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include transactions we have entered into with parties that are, or could be deemed to be, related to us.

Housing and Lease Arrangements

RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each Named Executive Officer and certain other officers, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Compensation Discussion and Analysis—Components of Compensation—Other Components.” From time to time, RenaissanceRe enters into long-term leases for properties in Bermuda, which we sublease to certain officers (or due in part to the inefficiency of the Bermuda real estate market we may hold a property in connection with, or in anticipation of, recruiting efforts), including certain of our executive officers. RenaissanceRe is currently the lessee on the Bermuda residences of each of Messrs. Currie, Donner, Nichols, O’Donnell, Ashley, Branagan and Weinstein. With respect to certain of these leases, we have advanced lease payments due or entered into other contractual arrangements with the owners of the property, in order to secure the properties for our use or to effect improvements in the properties.

Charitable Donations

We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing and educational assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of up to 4:1 up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as officers or trustees of some of these organizations; however, we did not contribute more than $120,000 to any one charity in the 2008 fiscal year for which any of these individuals served as an officer or trustee.

Co-investments

Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Relationship with AXA

Certain shareholders of RenaissanceRe and their affiliates (including AXA, which reported beneficial ownership interest of more than 5% of our Common Shares at December 31, 2008) have purchased insurance or reinsurance from RenaissanceRe on terms we believe were no more favorable to these (re)insureds than those made available to other customers. During 2008, our property and casualty insurance subsidiaries assumed reinsurance premiums from subsidiaries of AXA of approximately $24.9 million.

Legal Fees and Expenses

Pursuant to the indemnification provisions of our Bye-laws, as well as the indemnification provisions of the employment agreements of certain of our current and former officers, we have paid the legal fees and expenses of certain of our current and former officers during the fiscal year ended December 31, 2008 that have been incurred by such individuals in connection with the investigations by the Commission and other governmental authorities relating to our business practice review and to our determination to restate RenaissanceRe’s financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 (the “Investigations”), and related class action lawsuits. During the fiscal year ended December 31, 2008, we incurred an aggregate of (i) $39,135 of such legal fees and expenses in respect of current officers; and (ii) $3,303,279 in respect of persons who formerly served as officers but who did not so serve at any point during 2008.

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (“NYSE”). The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Corporate Governance Guidelines;

•	our Code of Ethics and Conduct;

•	our Audit Committee Charter; and

•	our Compensation/Governance Committee Charter.

A copy of each of these documents is published on our website under “Investor Information—Corporate Governance” at www.renre.com, except our Bye-Laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as the Board believes to be warranted and, based on the foregoing, in 2008 the Company amended its Code of Ethics and Conduct and Audit Committee Charter.

Director Independence

Our Board is composed of eleven directors, ten of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Section B.6 of our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2009, the Compensation/Governance Committee (the “Compensation Committee”) conducted a review of the independence of each of our current directors. During this review, the Board considered, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Bushnell, Cooper, Gibbons, Hecht, Klehm, Levy, MacGinnitie, Santomero and Trivisonno are “independent” directors for purposes of compliance with the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). Mr. Currie is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe. Messrs. Greene, Hall and Pardee, who resigned from the Board effective as of May 19, 2008, were each deemed “independent” directors pursuant to these standards and rules prior to their resignation.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered for:

•

Mr. Klehm, the fact of Mr. Klehm’s prior employment with Deutsche Bank (see Mr. Klehm’s biography under “Directors and Executive Officers of RenaissanceRe”) and Deutsche Bank’s current and prior financial relationships with RenaissanceRe, including as underwriter for certain offerings of RenaissanceRe. As of November 1, 2007, Mr. Klehm was no longer employed by Deutsche Bank;

•

Mr. MacGinnitie, the fact that a member of his immediate family previously served as an employee of another company which is a participant in the (re)insurance industry and the fact that RenaissanceRe and such company have no current economic relationship; and

•

Mr. Bushnell, the fact of Mr. Bushnell’s prior employment with Citigroup (see Mr. Bushnell’s biography under “Directors and Executive Officers of RenaissanceRe”) and Citigroup’s current and prior financial relationships with RenaissanceRe, including as underwriter for certain offerings of RenaissanceRe.

As noted above under “Directors and Executive Officers of RenaissanceRe”, in March 2009, Citigroup announced that it was nominating Mr. Santomero for election to its Board of Directors at Citigroup’s upcoming annual shareholders meeting on April 21, 2009.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Under these criteria, we actively seek to identify potential members of our Board who are persons of diverse backgrounds, with broad experience in areas important to the operations of the Company. The Compensation Committee believes that directors should possess qualities reflecting integrity, independence, judgment, an inquiring mind, vision, a proven record of accomplishment and an ability to work with others. Each director must represent the interests of all of our shareholders. Under our Bye-laws, in the event of a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of a director, the Board has the power to fill such vacancy without shareholder approval.

Code of Ethics and Conduct

All directors, officers and employees of RenaissanceRe are expected to act ethically at all times and in accordance with the policies comprising RenaissanceRe’s Code of Ethics and Conduct. In addition to the web address listed above, our code is also available in print to any shareholder upon request. Amendments to the code related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information – Corporate Governance”.

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies, to communicate that concern.

Our employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Code of Ethics and Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics and Conduct prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2008, the Board conducted four regularly scheduled meetings, each of which was attended by all of the then current members of the Board, except that (i) Mr. Cooper was unable to attend the February 2008 meeting of the Board or the applicable committee meetings and (ii) Mr. Hecht was unable to attend the May 2008 meeting of the Board or the applicable committee meetings held at such time. Each of the Audit Committee, Compensation Committee and Investment and Risk Management Committee met four times in 2008. The Transaction Committee met twice in 2008 and the Offerings Committee did not meet. The Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases and periodic filings. In addition, the Board or its Committees conducted certain informational calls relating to various matters. RenaissanceRe does not pay directors’ fees in respect of informational calls.

Our non-management Directors meet separately from Mr. Currie, our sole management director, in executive sessions each quarter. In 2008, our non-executive Chairman of the Board, Mr. MacGinnitie, served as the chair of each of these executive sessions.

The members of the Board are expected to attend the Company’s annual general meetings. Our annual general meetings are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. All of our directors attended the 2008 Annual Meeting, except for Mr. Hecht who was unable to attend.

Audit Committee

The Audit Committee presently consists of Messrs. Gibbons, Klehm and Trivisonno. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE, respectively. The Board has also determined that each of Messrs. Gibbons, Klehm and Trivisonno is financially literate and has accounting or related financial management expertise as required by NYSE rules and satisfies the criteria of an “audit committee financial expert” under the Commission’s rules.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases and other financial information and the top-line revenue estimates we provide to analysts, investors and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor and the external independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from the results of implementing such procedures, the resolution or proposed resolution of any such issues and any relationships between the auditors and us.

In addition, the Audit Committee is responsible for overseeing our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. As noted above, the Audit Committee Charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Audit Committee Charter and applicable rules of the NYSE, our Audit Committee performs an annual self-assessment. In November 2008, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee Charter and applicable laws and regulations.

Compensation Committee

The Compensation Committee presently consists of Ms. Hamilton and Messrs. Hecht and Levy. The Compensation Committee has responsibility for executive officer and director compensation (including compensation for our Chief Accounting Officer and the senior officer of our internal audit function), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, Restricted Shares, performance shares and similar share-based grants under our Stock Incentive Plans. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants, to assist it with its responsibilities, including as respects its evaluation of our compensation plans and programs, and the actual and proposed compensation for executive officers. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis—Compensation Process—Compensation Consultants and Benchmarking”.

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are evaluated by the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. From time to time in prior years, the Compensation Committee engaged SpencerStuart to identify potential nominees for director and to provide related services such as background checks and other due diligence. In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid-up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice: (1) the name and record address of such shareholders; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others and potential conflicts of interest. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee Charter is available on our website at www.renre.com under “Investor Information – Corporate Governance” and is available in print upon request to any shareholder.

Pursuant to the Compensation Committee Charter and applicable NYSE rules, our Compensation Committee performs an annual self-assessment. In November 2008, the Compensation Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee Charter and applicable laws and regulations.

Investment and Risk Management Committee

The Investment and Risk Management Committee of the Board presently consists of Messrs. Bushnell, Cooper and Santomero. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management.

With respect to investment activities, among other things, the Committee (i) advises the Board regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and selection and investment performance; (ii) oversees the development of, maintenance of, and compliance with appropriate investment strategies, guidelines and objectives, including asset allocation, and ensures adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s joint venture entities; (iv) oversees the strategic asset allocations of our investment portfolio; and (v) oversees our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

With respect to financial risk management, among other things, the Investment and Risk Management Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which is closely coordinated with the Audit Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Investment and Risk Management Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, risks in the Company’s liability portfolios; and (v) reviews the process and systems by which the Company manages its third party credit exposures.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The Committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with the Committee’s charter. In August 2008, the Investment and Risk Management Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee Charter.

Transaction Committee

The Transaction Committee of the Board presently consists of Messrs. Cooper, Currie, Gibbons and MacGinnitie. The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis, and, in 2008, met twice and conducted a certain number of informational calls.

Offerings Committee

The Offerings Committee of the Board presently consists of Messrs. Currie, Gibbons and MacGinnitie. The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and did not meet in 2008.

Role of the Non-Executive Chairman

In November 2005, Mr. MacGinnitie commenced serving as non-executive Chairman of the Board. In addition to chairing each meeting of the Board, Mr. MacGinnitie’s role as Chairman includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the Independent Directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions; (v) facilitating discussion among the Independent Directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns and issues of the Independent Directors; (vi) interviewing candidates for directorship; and (vii) representing the organization with external interactions with the Company’s stakeholders and employees.

Mr. MacGinnitie does not serve as a per se member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. MacGinnitie serves as a member of the Transaction Committee and Offerings Committee of the Board, which meet on an as-needed basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2008 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2008 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

Director Share Ownership Guidelines

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity, and are required to hold specified amounts of equity during their service. The number of shares that must be held is that number which is equivalent to a five times multiple of the current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Compensation Discussion and Analysis—Equity Ownership and Retention Guidelines” for more information on our share ownership guidelines. For information on the Independent Directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our Independent Directors are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including “short sales” on RenaissanceRe stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to RenaissanceRe stock, by our executive officers and Independent Directors.

Compensation Committee Interlocks and Insider Participation

No director who served on the Compensation Committee during fiscal year 2008 was, during fiscal year 2008, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2008.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditor for 2008, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Statement on Auditing Standards No. 114 “The Auditor’s Communication With Those Charged With Governance,” including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2009 fiscal year.

Nicholas L. Trivisonno, Chair

James L. Gibbons

Henry Klehm, III

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to below, we recommend to the Board of Directors that the Compensation Discussion and Analysis appearing on pages 23 to 31 be included in the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

William F. Hecht, Chair

Jean D. Hamilton

Ralph B. Levy

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

We have designed the compensation program for our Named Executive Officers to support our principal strategic goal—the creation of long-term value for our shareholders. Toward this goal, our compensation programs are intended to emphasize several main objectives: (i) rewarding our Named Executive Officers for the achievement of outstanding financial and operating performance and leadership excellence, (ii) encouraging them to remain with the Company for long and productive careers, and (iii) aligning their interests with those of our shareholders by encouraging them to take appropriate risks with the Company’s capital to generate returns for our shareholders but at the same time to share the downside risk of such decision-making.

Our compensation and retention strategies and philosophy reflect our belief that our success has depended, and will continue to depend, in substantial part upon our ability to attract and retain our senior executive officers. We rely on a team-based approach for the management of the Company, with our nine most senior executive officers, including all of our Named Executive Officers, forming an Executive Committee that is managed under the supervision of our Chief Executive Officer and assigned the primary responsibility of managing all aspects of our business. As a result, our senior executive officers generally have responsibilities not only with respect to their business unit or function, but also in developing, implementing, and monitoring our overall strategic plan, maintaining and enhancing our operations and resources, indentifying, analyzing, responding to and managing various risks impacting the Company from time to time and developing and addressing our policy, talent, and leadership needs on a company-wide basis. Our compensation philosophy seeks to reinforce and reward this team-based culture and approach by incentivizing our Named Executive Officers through pay practices based substantially on the overall success of RenaissanceRe, rather than that of an individual business unit. However, we also assess individual measures, including dynamic factors we believe are not capable of being quantified, such as whether the executive is willing and able to challenge existing processes, adapt flexibly and appropriately to evolving market dynamics, and capitalize on perceived opportunities in our core or target markets.

We believe there is a limited pool of individuals who fit our culture and possess the industry experience and the personal qualities we seek for senior executive and other key roles in our operations. Our recruiting and retention needs are further affected by our strategy to maintain our corporate headquarters and the core of our operations in Bermuda. We are also subject to robust competition in respect of available executive talent in our industry, and to competitive efforts to recruit away our own officers and employees, a dynamic we believe is exacerbated by the industry-leading returns we have generated since our inception. In addition, we believe that retention in our industry is impacted by, among other things, increasing competition for our employees over time resulting from (i) non-traditional entrants such as investment banks and hedge funds, among others, in our industry, (ii) the substantial growth of new insurance and reinsurance companies in Bermuda over the last several years, and (iii) the current competition to serve customers and capitalize on potential opportunities in our markets arising out of the 2008 market dislocations. Accordingly, we believe that these market conditions, together with our remote headquarters location, require us to offer compensation packages that are both sufficient to entice executives to relocate to and remain in Bermuda or our other global locations, and are commensurate with or better than those provided by our key competitors.

In order to instill within our executives a commitment to our structured, disciplined risk-taking business and underwriting model, which focuses on superior risk selection, expert utilization of risk management systems, and careful adherence to our underwriting discipline, we have adopted an approach to compensation that emphasizes and rewards the achievement of long-term results and consistent decision-making over market cycles. We believe that our compensation philosophy supports and enhances our underwriting philosophy, which recognizes and reflects the significant volatility in our business (as a result of which, for example, short-term performance is materially impacted by the occurrence or non-occurrence of catastrophic or other potentially severe events). We have sought to balance our compensation approach to award and incentivize long-term performance over both hard and soft markets in respect of the coverages and products we offer, and to support and encourage the disciplined underwriting approach we seek to foster. In sum, we believe that our differentiated underwriting and operational strategies must be supported by a uniquely tailored, well-crafted, and flexible compensation strategy that reflects our particular strategic plan, talent base, and other particularized circumstances. Our Board and executive management team regularly review our compensation philosophy and program and their effectiveness in light of our opportunistically evolving business strategy and goals.

Compensation Process

Compensation Committee. Our Compensation Committee meets each quarter and regularly reviews our compensation developments and needs. Annual compensation determinations are made generally during the first calendar quarter of each year, after our audited year-end financial information and third-party information (including reports from our compensation consultants) have been provided to our Compensation Committee and after compensation recommendations have been submitted by our Chief Executive Officer for our other Named Executive Officers. Decisions made by the Compensation Committee during the first quarter meeting generally include bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then-current year. At the end of its compensation-setting process, our Compensation Committee submits its compensation recommendations for ratification by the Board.

Our Compensation Committee may also, from time to time at its discretion, approve the grant of non-routine awards to Named Executive Officers. Such awards have been granted in the past when the Compensation Committee has determined it to be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project or in response to retention, competitive, or other factors that developed outside of the normal annual compensation-setting cycle. In accordance with the Company’s policies, the date of grant for any such equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the determination to grant such award and such awards will vest on the anniversaries of the date of grant.

Compensation Consultants and Benchmarking. As described above, pursuant to its charter, our Compensation Committee has the authority to retain and to terminate any compensation consultant (and to approve the consultant’s fees and terms of such retention) to assist with the Compensation Committee’s evaluation of executive compensation. Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining services such as market intelligence on compensation trends (including as regards our industry and principal market locations), views and recommendations with respect to our specific compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation. In 2007, our Compensation Committee solicited and reviewed proposals from several leading compensation consultants to serve as its principal adviser regarding senior executive and director compensation. At the conclusion of this process, the Compensation Committee determined to renew its engagement with Mercer Consulting (“Mercer”) in light of factors including the resources and expertise of Mercer’s professional team assigned to the engagement and the depth of relevant industry and jurisdictional knowledge believed to be possessed by Mercer, and Mercer continues to be engaged by the Compensation Committee as its primary compensation consultant. Neither any member of management nor any member of the Compensation Committee, has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh and McLennan Companies Inc., other subsidiaries of which acted as a broker or agent with respect to 12.1% of our gross premiums written in 2008.

Named Executive Officer Performance Assessment. In connection with its annual compensation determination process, the Compensation Committee engages in a performance assessment of each of the Named Executive Officers, focusing on each executive’s relative contribution during the fiscal year, and if applicable, the level of achievement of any specific individual goals tasked to a Named Executive Officer for such fiscal year. The Compensation Committee principally uses a qualitative assessment, including factors such as our progress towards implementing our key strategic and operational initiatives, our investments in and improvements of technology and our key decision support tools, such as our exposure-based underwriting models, our efforts to improve the strength of our control and operating environments, and our efforts to attract, retain, and motivate our global workforce. With respect to Named Executive Officers other than the Chief

Executive Officer, the Chief Executive Officer presents the Compensation Committee with his assessment of each other executive’s relative performance with respect to the above-mentioned categories for such fiscal year. The Compensation Committee’s assessment is shared and discussed with the full Board.

Executive Participation. Our Compensation Committee, subject where applicable to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs, and all actions taken thereunder. Meetings of the Compensation Committee typically also include our Chief Executive Officer, our Chief Administrative Officer, and our General Counsel. Generally, the Compensation Committee invites representatives of Mercer to attend at least one meeting each year, and Mercer attended one meeting in 2008. A portion of each meeting is spent in executive session without any members of management present, another portion is spent alone with our Chief Executive Officer, who provides a key source of information and feedback as discussed above, and typically, another portion is spent meeting with other members of management outside the presence of the Chief Executive Officer. The non-executive Chairman of our Board serves as an ex officio member of and interacts and participates in meetings as appropriate or as requested with the Compensation Committee. Neither the non-executive Chairman of the Board, nor any individual who is not a member of the Compensation Committee, votes.

Components of Compensation

Our compensation program consists generally of four core components, which we view as related but distinct and each of which simultaneously fulfills one or more of the three main objectives stated in the discussion above on Compensation Philosophy and Objectives: base salary, an annual cash incentive bonus, long-term equity incentive awards, and perquisites and other benefits principally designed to attract and retain senior executive talent to our Bermuda-based location. Together, these components provide a mixture of compensation, including opportunities for long-term wealth accumulation, which we believe is in alignment with our goal of creating long-term shareholder value. Although the Compensation Committee does review total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components. Except for the general framework described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due in part to the relatively small size of our executive team and what we believe to be our need for flexibility in tailoring each executive’s compensation package as necessary.

Base Salary. Base salaries for our Named Executive Officers are based on several factors: the scope of job responsibilities, prior individual experience, expertise, and performance, the operation of an internal target salary grade structure, and competitive market compensation paid by the peer group; however, we view salary as a fixed expense that does not materially vary in the aggregate with corporate or personal performance. The base salaries of our Named Executive Officers were determined pursuant to the foregoing criteria at the time we entered into their employment agreements and such salaries may be adjusted in accordance with the terms thereof.

Annual Cash Bonus. The Compensation Committee generally determines the annual cash bonuses to be paid to our Named Executive Officers at the first regularly scheduled quarterly meeting of each year (generally in February) with respect to the immediately preceding fiscal year. We believe our cash bonus component helps us to provide an element of our incentive compensation on a more immediate basis than with equity grants. Annual bonus awards are determined by the Compensation Committee in its discretion based on its analysis of the Company’s and the individual’s performance, taking into account subjective and objective criteria.

Due to the volatility of our industry and thus our financial results, the Compensation Committee and management believe that pure quantitative performance measures are not the most appropriate method of rewarding executive performance, and in light of this, we do not provide for a formulaic bonus plan. Our current compensation structure establishes a “target bonus” amount for each “grade” of our internal salary grade structure, subject in certain cases to target bonus amounts that are specifically provided in an individual’s employment agreement with the Company. At its February meeting, our Compensation Committee establishes, in its discretion, a multiple referred to as the “bonus performance factor” for the immediately prior year, which is then multiplied by the target bonus amounts to increase or decrease the amount of the bonus award based on the prior year’s performance. The bonus performance factor is generally a result of a variety of elements, including management’s recommendation (which will generally be based upon actual financial results for the completed fiscal year as well as other qualitative factors), the Compensation Committee’s review of market performance as a whole and the Company’s relative performance within it, management’s success with respect to implementing strategic and operational goals, and extraordinary factors applicable to such fiscal year. To provide for relative internal pay equity with respect to annual bonus amounts, once determined, the bonus performance factor is generally applied to all Company employees, including Named Executive Officers. Once applied, a Named Executive Officer’s actual bonus amount may be adjusted by the Compensation Committee up or down in order to reflect individual performance in a fiscal year that the Compensation Committee may determine warrants specific recognition. We refer you to “Compensation Decisions Relating to Fiscal Year 2008 – Annual Bonus” below for more detail on the determinations of the Compensation Committee in respect of 2008.

Equity Incentive Awards. Other than with respect to special grants that the Compensation Committee may determine to issue from time to time as described elsewhere herein, historically, the Compensation Committee generally makes determinations with respect to long-term incentive awards at its February meeting of each fiscal year. It is our current practice for approved grants to be awarded on March 1st (or the next succeeding business day) and the grant date value with respect to Restricted Shares and, if applicable, the exercise price with respect to options, are set at the closing price of the Company’s Common Shares on such date in accordance with the terms of our applicable policies. In accordance with the Company’s policies, the date of grant for new hire equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the new hire’s actual start date, and such awards will vest on the anniversaries of the date of grant.

Whereas our annual cash bonuses represent immediate recognition of a prior year’s corporate and individual performance, we believe that our equity incentive awards directly link the compensation of our Named Executive Officers to the attainment of corporate and individual performance over the long term. We believe that our long-term equity incentive awards, as a component of our total compensation program, are somewhat over-weighted compared to market competitive levels, which we believe supports and suits our goal of creating long-term value for our shareholders. Our Compensation Committee uses equity-based incentive awards, which generally vest over a four-year period, to create an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation.

Generally, we effect equity incentive awards via grants of a dollar value determined as a certain percentage of target base salary, established by grade. To convert dollar value to shares, we divide the applicable value by the market value of our shares on the grant date, and to convert dollar value to options, we apply a Black-Scholes model, which is consistent with our option expense valuation for our financial statements. The current equity target amounts for our Named Executive Officers are set out immediately below.

Named Executive Officer	Target Long-Term Incentive as Percentage of Target Salary
Neill A. Currie, Chief Executive Officer	300	%(1)
Fred R. Donner, Chief Financial Officer	215%
John D. Nichols, Jr., Executive Vice President	215%
William J. Ashley, Senior Vice President	215%
Kevin J. O’Donnell, Senior Vice President	215%

(1)	Mr. Currie and the Company entered into a further amended and restated employment agreement (the “CEO Agreement”) on February 19, 2009. Pursuant to the CEO Agreement, Mr. Currie’s salary shall in no event be less than $750,000 prior to April 1, 2009 and $1,000,000 on and following April 1, 2009. For additional information on the CEO Agreement, see “Employment Agreements” below.

It is the general philosophy of management and the Compensation Committee not to consider existing ownership levels as a factor in award determination, although we do monitor unvested equity levels in light of our executive retention strategies. Our Compensation Committee believes generally that the more senior an employee is, the greater the proportion of that employee’s compensation should be based upon the performance of the Company and the employee over the long term.

We refer you to “Compensation Decisions Relating to Fiscal Year 2008—Equity Compensation” below for more detail on the considerations of the Compensation Committee with respect to equity awards granted in 2008.

Other Components. Our Named Executive Officers participate in a perquisite and benefit program that, in addition to the other components of our compensation package set forth above, seeks to accomplish the goal of attracting and encouraging superior talent to relocate to (or remain at) our headquarters in Bermuda, subject, where applicable, to Bermuda Department of Immigration policies. The program is approved annually by our Compensation Committee, and certain year-to-date expenses are updated for the Compensation Committee quarterly. Because of the difficulty in traveling to, and maintaining a residence in, Bermuda, we have included in our perquisites program relocation and housing allowances, personal and family use of corporate aircraft, automobile use, club membership and financial and tax planning services. In addition, because of adverse tax treatment imposed on certain U.S. taxpayers residing in an expatriate location such as Bermuda, our perquisite program also includes tax gross-up payments designed to avoid any tax-related disincentives resulting from U.S. taxation. It is the policy of the Company to provide tax gross-ups to all expatriate employees who pay U.S. taxes, including our Named Executive Officers. Specified personal use and family use of corporate aircraft is made available, subject to the Company’s policies and practices, to the members of the senior management executive committee, including the Named Executive Officers. The Company has found over time that the provision of these perquisites and benefits are an integral component of our recruitment and retention of qualified and desirable employees to our remote Bermuda headquarters location. Other than aircraft use, the perquisites and benefits described above are generally provided to our expatriate employees. The Company believes that, based in part on input from Mercer, the provision of these types of perquisites and benefits is customary among the Company’s peers in the Bermuda market.

Change in Control and Severance Payments. Upon a termination of employment or a change in control, the Named Executive Officers may be entitled to receive certain vesting of equity-based awards and other severance payments and benefits payable upon certain qualifying terminations. With respect to change-in-control vesting, the Compensation Committee believes this benefit to be appropriate as a method of allowing our executives to participate in a change-in-control event on the same basis as other shareholders, and without any additional requirement of continued vesting that may or may not be possible depending on the actions taken by an acquirer. With respect to the severance payments, the Compensation Committee views such payments primarily as consideration for certain restrictive covenants applicable to our executives following certain terminations, which covenants we believe are essential to the protection of the Company’s business, in particular given the specialized market in which the Company competes. In addition, the Compensation Committee believes that both the change in control and severance payments and benefits are a necessary component of a competitive compensation program.

For additional information regarding the terms of these provisions and the potential benefits payable thereunder, see “Potential Payments Upon a Termination or Change in Control” below. In addition, please see “Potential Impact on Compensation from Executive Misconduct” and “Employment Agreements” below, for information on the CEO Agreement.

Equity Ownership and Retention Guidelines

In keeping with our overall compensation philosophy, our Named Executive Officers are subject to an equity ownership policy, which is designed to maintain equity ownership by the executives at levels high enough to assure our shareholders of our commitment to long-term value creation. Under our guidelines, our officers are required to maintain a level of our equity securities with a value equal to a specified multiple of target salary by grade. The current specific multiples applicable to our Named Executive Officers are set forth in the table below. Common Shares owned outright, Restricted Shares, and shares underlying vested “in-the-money” options are counted as “owned” in determining compliance with the guidelines. Until and unless ownership requirements are satisfied, a Named Executive Officer is not permitted to sell any of the equity granted to such individual. We retain the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have never done so in respect of a Named Executive Officer. In addition, our employees, including our Named Executive Officers and directors, are subject to our insider trading policy, which prohibits transactions in our securities outside of “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), including the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to RenaissanceRe stock.

Named Executive Officer	Retention Guidelines as a Multiple of Target Salary
Neill A. Currie, Chief Executive Officer	7.5
Fred R. Donner, Chief Financial Officer	4.5
John D. Nichols, Jr., Executive Vice President	4.5
William J. Ashley, Senior Vice President	4.5
Kevin J. O’Donnell, Senior Vice President	4.5

Potential Impact on Compensation from Executive Misconduct

If our Board were to determine that an executive officer has engaged in fraudulent or intentional misconduct, our Board would take such action to remedy the misconduct, prevent its recurrence, and impose such discipline on the applicable individual(s) as appropriate in light of the facts and circumstances. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions that might be imposed by law enforcement agencies, regulators, or other authorities.

On February 19, 2009, the Company and Mr. Currie entered into the CEO Agreement, which provides that, among other things, Mr. Currie’s incentive compensation (including both cash bonuses and equity awards) which is determined to have been earned based on financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent such compensation would not have been earned based on the restated financials. If the related financial statements restatement is determined to have been due to Mr. Currie’s misconduct, the clawback would apply to compensation paid within 60 months following the Company’s first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. Currie’s misconduct, the Company’s clawback rights shall only apply to compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, the Company’s clawback rights also apply to gains realized on sales of securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. Currie’s misconduct.

Compensation Decisions Relating to Fiscal Year 2008

Peer Group for 2008. With respect to compensation determinations made in 2008, our peer group consisted of the following companies, which were determined to (i) compete with us for talent, (ii) be generally of a similar size to us, and (iii) employ executives in positions of similar complexity and scope of responsibility to our executive positions: Allied World Assurance Company Holdings, Ltd., Arch Capital Group Ltd., Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Max Capital Group Ltd. (“Max Capital”), Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Transatlantic

Holdings Inc. and Validus Holdings Ltd. (“Validus”). With respect to compensation determinations made in the Compensation Committee’s February 2009 meeting, which include determinations with respect to bonuses set forth in the “Summary Compensation Table” below, the Committee determined to add Aspen Insurance Holdings Limited, Flagstone Reinsurance Holdings Ltd., IPC Holdings, Ltd. (“IPC”) and White Mountains Insurance Group Ltd. to our peer group. These companies had come to be generally included by management in its list of peer companies analyzed for various business purposes, which is reviewed and revised from time to time, and it was determined that such entities should also be added to the peer group list for compensation purposes. The Company understands that Max Capital and IPC have announced a definitive merger agreement and that Validus has also made a bid to acquire IPC; only the successor company of a consummated transaction is likely to be included in subsequent periods. With the assistance of Mercer, our Compensation Committee reviews and assesses regularly the current compensation levels and practices among members of our peer group. In addition, the Compensation Committee reviews information provided by Mercer regarding the compensation levels and practices of ACE Ltd. and XL Capital Ltd., which are not included in our peer group due to their relative sizes, but are considered by our Compensation Committee and management to be competitors for executive and staff talent. Furthermore, as a means of understanding market practices, our Compensation Committee considers, among other things, compensation surveys prepared by compensation consulting groups other than Mercer (e.g., Bermuda market practice surveys).

With respect to 2008 compensation decisions, the Compensation Committee utilized market data and ranges of our peer group only as a reference point, and it did not serve as a material factor in the determination of actual compensation amounts. The Compensation Committee generally used such data to confirm, after initial compensation determinations were proposed, that such proposed compensation was within market ranges generally, or if outside, that the final determinations with respect to such compensation were made in light of this information.

Base Salary. For 2008, decisions regarding adjustments to base salaries were considered by the Compensation Committee at its February 2008 meeting. At that time, no changes were effected with respect to the base salaries of any Named Executive Officer, except as required by contract or in conjunction with cost-of-living adjustments made available to employees generally.

Annual Bonus. In respect of fiscal year 2008, the Compensation Committee established a bonus performance factor of 1.10, based on the Compensation Committee’s assessment of factors generally as described above. For 2008, management’s initial recommendation was a bonus performance factor range from 1.00 to 1.10, based primarily upon the following operating results for 2008: (i) operating return on equity achieved in 2008, (ii) actual earnings per share, (iii) gross written premiums, and (iv) management’s assessment of its own performance in respect of strategic and operational projects. In determining the final bonus performance factor for 2008, the Compensation Committee placed significant weight on management’s recommendation, analyzing each of the components underlying management’s recommendation, with specific focus on the operating results noted above, both in actual terms and on a relative basis to both peer group performance and against internal operating budgets. The Compensation Committee also considered more generally the Company’s continuing performance in terms of growth in tangible book value per share, both in respect of 2008 and on a historical basis inclusive of 2008. The Compensation Committee also reviewed the Company’s strategic plans and operational initiatives and the accomplishments relating to each for 2008, and discussed the ongoing global economic dislocation generally. Based upon the foregoing, the Compensation Committee determined that the Company’s overall performance, and management’s role in maintaining such performance and mitigating certain key risks in a difficult economic climate, warranted its approval of the final bonus performance factor of 1.10.

Target bonus figures for the Named Executive Officers for the 2008 bonus period are shown below, as well as actual bonus amounts as determined by the Compensation Committee at its February 2009 meeting in respect of 2008 performance, which is also set forth in the “Bonus” column of the “Summary Compensation Table” below.

Named Executive Officer	2008 Target Bonus ($)	2008 Actual Bonus ($)
Neill A. Currie, President and Chief Executive Officer	1,650,000	1,815,000
Fred R. Donner, Chief Financial Officer	577,500	635,250
John D. Nichols, Jr., Executive Vice President	577,500	635,250
William J. Ashley, Senior Vice President	577,500	635,250
Kevin J. O’Donnell, Senior Vice President	577,500	635,250

Equity Compensation. For 2008, the Compensation Committee granted equity awards based on the target levels described above under “Components of Compensation—Equity Incentive Awards”. In addition, the Compensation Committee approved additional restricted stock grants to certain of the Named Executive Officers to reflect, on a case-by-case basis, factors including strong contributions to our operating or financial results in 2007, the Committee’s desire for key contributors to possess meaningful at-risk equity awards over time, and estimated disparities between the compensation of certain officers and reported comparable executive compensation. All of such additional awards were effected in the form of restricted stock grants vesting over four years. The dollar values at issuance of these supplemental, one-time restricted grants, combined with the target-level grants described above, are included in the “Grants of Plan-Based Awards Table” below.

Historically, equity awards to Named Executive Officers have been, and in 2008 were, allocated 50% in the form of Restricted Shares and 50% in the form of options. In February 2009, based on an assessment of various factors, including the maturation and growth of the Company, the Company’s continued desire to incentivize its employees and align their interests with those of our shareholders through regular equity award grants, the estimated potential shareholder dilution that would result if the Company continued to grant stock options at its historical rates given the growth of our operations as a result of our strategic investments in recent years, and to appropriately balance the Company’s strategic interest in incentivizing both responsible growth and disciplined risk management, the Compensation Committee determined to adopt a current practice that annual equity-based compensation should be comprised of 100% Restricted Shares.

Amendments to Employment Agreements. In 2008, the Company approved certain amendments to virtually all employment agreements with its employees, including each Named Executive Officer, in order to address compliance concerns with respect to Sections 409A and 457A of the U.S. Internal Revenue Code.

•	Section 409A Amendments

Section 409A governs the payment of nonqualified deferred compensation, including certain types of severance and other benefits commonly found in employment agreements. Because our employment agreements are generally considered to provide for the payment of nonqualified deferred compensation for purposes of Section 409A, the Compensation Committee approved certain amendments relating to Section 409A, which generally clarified the timing of certain payments and added certain other provisions to the employment agreements in order to attempt to bring these agreements into documentary compliance by December 31, 2008, as required in order to avoid tax penalties to our employees under Section 409A. These amendments did not result in any meaningful economic impact to either the Company or the affected employee.

•	Section 457A Amendments

Section 457A, enacted in connection with the passage of the Emergency Economic Stabilization Act of 2008, generally requires a taxpayer to include in gross income any deferred compensation attributable to services performed after 2008 and payable by, among others, certain non-U.S. corporations (such as the Company), at the time the taxpayer’s rights to the compensation are no longer conditioned upon the future performance of substantial services, and provides a limited grandfather provision with respect to deferred compensation attributable to services performed before 2009, with such amounts generally to be taken into income no later than 2017. Because a portion of each employee’s contractually provided severance benefits (referred to as “vested severance benefits”) is considered to be deferred compensation that is not conditioned upon the future performance of substantial services for purposes of Section 457A, and therefore must be included in an employee’s taxable income no later than 2017, the Compensation Committee approved the Section 457A amendments in order to avoid the potential situation where an employee would recognize taxable income prior to the time that the actual payment was made. The Section 457A amendments accomplish this by accelerating the payment of the vested severance benefits to December 31, 2017, to the extent not previously paid, and otherwise reducing the amount of severance otherwise payable for terminations occurring thereafter by an equivalent amount. In addition, as this severance amount was intended to provide consideration for an employee’s compliance with certain restrictive covenants, the Section 457A amendments also contain certain clawback provisions, requiring an employee to repay all or a portion of the vested severance benefit should the employee subsequently breach the applicable restrictive covenants. In this manner, the Compensation Committee believes the Section 457A amendments substantially preserve the economics agreed to by each employee and the Company upon the original execution of the employment agreements, while providing for compliance with Section 457A and eliminating a harmful impact on the employee.

Change in Value Used to Determine Option Grants. In 2008, the Company changed its policy for determining the number of options to be granted to an employee as a result of a particular dollar value approved by the Compensation Committee. Rather than using a fixed percentage discount to the actual value of the underlying shares, as was the practice in the past, in order to better match the accounting expense required to be taken by the Company in connection with the grant of options, we instead elected to use a Black-Scholes methodology to value an option, and arrive at the number of options by dividing the approved dollar value of the option award by the resulting Black-Scholes value.

CEO Performance Share Grant

In consideration for Mr. Currie’s entering into the CEO Agreement (as defined above), and as an incentive to continue providing services beyond the expiration date of his prior employment agreement, the CEO Agreement provides that on or about February 22, 2010, subject to his continued employment through such date, the Company shall grant Mr. Currie a special equity award of Restricted Shares with cliff-vesting features based on both continued service as well as the attainment of certain performance conditions. The period for the service- and performance-based vesting components of the special equity award will, with respect to one-third of the Restricted Shares, continue through February 22, 2012, and will, with respect to the remaining two-thirds, continue through February 22, 2014. Our Compensation Committee will, prior to the date of grant, with input from Mr. Currie but in its sole discretion, establish performance conditions that must be satisfied by the end of the applicable period for purposes of vesting in the special equity award. As to each tranche of Restricted Shares, and subject to the service requirements described above, one-third of the Restricted Shares will vest upon attainment of the minimum conditions, an additional one-third will vest upon attainment of the target conditions, and full vesting will occur upon attainment of the maximum conditions. The target value of the award as determined by the Committee is $6,000,000 (to be calculated at the date of grant pursuant to the Company’s consistently applied methodology). To accommodate the potential attainment of the maximum conditions, we will issue Restricted Shares to Mr. Currie on the date of grant having an aggregate value of $9,750,000. If less than the maximum conditions are attained, a proportionate number of shares will not vest and will be forfeited. No vesting will occur upon failure to attain at least the minimum performance conditions. In the event of a change in control of the Company, Mr. Currie will vest in not less than two-thirds of the Restricted Shares. Mr. Currie will not receive any dividends or dividend equivalent payments on the unvested portion of this performance-based share grant.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for 2006, 2007 and 2008 for our Named Executive Officers.

Names and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Neill A. Currie President and Chief Executive Officer	2008 2007 2006	803,400 772,500 737,500	1,815,000 1,521,000 1,755,000	1,954,601 1,649,545 1,097,283	1,943,582 1,650,716 1,221,484	— — —	1,175,059 1,134,310 1,117,303	7,691,642 6,728,071 5,928,570
Fred R. Donner(5) Executive Vice President and Chief Financial Officer	2008 2007 2006	535,600 515,000 239,103	635,250 535,425 669,943	626,025 515,049 190,550	523,626 418,679 158,614	— — —	614,009 514,863 186,248	2,934,510 2,499,016 1,444,458
John D. Nichols, Jr. Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.	2008 2007 2006	535,600 515,000 500,000	635,250 535,425 617,760	944,953 811,172 417,080	826,639 812,664 773,392	— — 30,707	409,430 320,914 377,858	3,351,872 2,995,175 2,716,797
William J. Ashley Senior Vice President of RenaissanceRe and President and Chief Executive Officer of Glencoe Group Holdings Ltd.	2008 2007 2006	468,600 358,825 309,075	635,250 535,425 617,760	494,982 389,071 298,454	505,499 409,229 365,572	— — 13,839	415,422 363,403 452,641	2,519,753 2,055,953 2,057,341
Kevin J. O’Donnell Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.	2008 2007 2006	483,200 428,625 412,075	635,250 535,425 617,760	606,131 566,424 522,256	790,387 807,346 815,383	— — 20,164	568,384 485,611 447,084	3,083,352 2,823,431 2,834,722

(1)	The amounts shown in this column constitute the annual cash bonuses made to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of each such officer’s performance in the immediately preceding year. The figures listed under “Bonus” relate to performance for the year listed but are paid in the following year; for example, the figures under “Bonus” for 2008 relate to performance for the year ended December 31, 2008, but were paid in March 2009. A detailed discussion of our annual cash bonus program may be found above under “Compensation Discussion and Analysis – Components of Compensation – Annual Cash Bonus”.

(2)	These columns represent the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of awards granted in the current as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions as required under U.S. generally accepted accounting principles (“GAAP”) and instead reflect actual forfeitures when they occur. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements included in its Form 10-K for the respective year end, as filed with the SEC. The amounts above reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	The amounts shown in this column constitute the final payouts under our Long Term Incentive Bonus Program in respect of prior years subject thereto. The program was terminated in 2003.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2008.

(5)	Mr. Donner commenced employment with the Company on July 10, 2006. Mr. Donner’s base annual salary for 2006 was $500,000, with the amount above based from his start date. The cash bonus paid to Mr. Donner in 2006 consisted of a $600,000 bonus pursuant to his employment agreement and $69,943 as recommended by our Chief Executive Officer, and approved by our Board, in partial recognition of the value Mr. Donner forfeited in withdrawing from the partnership with which he was previously employed.

ALL OTHER COMPENSATION TABLE

Name	Year	Tax Gross-Up(1) ($)	Company 401(k) Matching Contribution(2) ($)	Value of Life Insurance Premiums(3) ($)	Other Benefits(4) ($)	Total Other Compensation ($)
Neill A. Currie	2008	235,039	13,800	5,280	920,940	1,175,059
Fred R. Donner	2008	214,018	13,800	1,663	384,528	614,009
John D. Nichols, Jr.	2008	51,187	13,800	3,656	340,787	409,430
William J. Ashley	2008	102,153	13,800	3,297	296,172	415,422
Kevin J. O’Donnell	2008	162,644	13,800	4,572	387,368	568,384

(1)	Tax gross-up is paid to our expatriate personnel, including our Named Executive Officers, principally in respect of expatriate perquisites including personal travel, business-related spousal travel, housing allowance, club dues, automobile expenses, and tax advice. See “—Other Components” above.

(2)	This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan.

(3)	This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan. The death benefit under the life insurance coverage is equal to four times the Named Executive Officers’ annual salary up to a maximum of $2.0 million.

(4)	See the Other Benefits Table below for additional information.

OTHER BENEFITS TABLE

Name	Year	Personal Travel(1) ($)	Housing Benefits(2) ($)	Other Benefits(3) ($)	Total Other Personal Benefits ($)
Neill A. Currie	2008	681,879	198,000	41,061	920,940
Fred R. Donner	2008	137,074	216,996	30,458	384,528
John D. Nichols, Jr.	2008	81,342	180,000	79,445	340,787
William J. Ashley	2008	65,560	200,000	30,612	296,172
Kevin J. O’Donnell	2008	84,218	234,000	69,150	387,368

(1)	Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members as well as use of the corporate aircraft, and in the case of Mr. Currie, includes, in respect of Mr. Currie’s commuting costs to his sole office location in Bermuda, $600,646, and in respect of personal, non-business-related travel, $81,233. With respect to personal use of the corporate aircraft, amounts in this column reflect incremental variable operating costs, which include fuel, landing and handling fees, crew lodging and meal allowances, and catering. For more information on travel benefits provided to the Company’s senior executive officers, please see “—Other Components” above.

(2)	This column reports the amount of housing-related benefits we provided with respect to the Bermuda residence of each Named Executive Officer, principally consisting of housing lease costs. Mr. Ashley, as a result of his dual roles as a Senior Vice President of the Company and as the President and Chief Executive Officer of Glencoe Group Holdings Ltd., spends a significant amount of time in each of the Company’s United States and Bermuda offices, and therefore the housing-related benefits set forth for Mr. Ashley include housing lease costs in Bermuda and the United States.

(3)	As discussed herein, other benefits include club dues, company automobile expenses, financial and tax planning expenses reimbursed by RenaissanceRe, and Company matching on charitable donations.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the calendar year ended December 31, 2008.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date(2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Neill A. Currie	03/03/2008	02/20/2008	22,592	—	—	$53.86	$1,216,805
	03/03/2008	02/20/2008	—	122,169	$53.86	—	$1,217,194
Fred R. Donner	03/03/2008	02/20/2008	7,772	—	—	$53.86	$418,600
	03/03/2008	02/20/2008	—	42,029	$53.86	—	$418,743
John D. Nichols, Jr	03/03/2008	02/20/2008	17,055	—	—	$53.86	$918,582
	03/03/2008	02/20/2008	—	92,229	$53.86	—	$918,896
William J. Ashley	03/03/2008	02/20/2008	11,485	—	—	$53.86	$618,582
	03/03/2008	02/20/2008	—	62,109	$53.86	—	$618,804
Kevin J. O’Donnell	03/03/2008	02/20/2008	9,165	—	—	$53.86	$493,627
	03/03/2008	02/20/2008	—	49,559	$53.86	—	$493,766

(1)	All of the above grants to the Named Executive Officers vest ratably over four years on the anniversaries of the grant date. Dividends declared by the Company’s Board of Directors and paid to holders of the Common Shares are payable to holders of Restricted Shares, including our Named Executive Officers and directors (other than the performance-based shares to be issued to Mr. Currie in 2010 as described in “CEO Performance Share Grant” above).

(2)	The number of Restricted Shares awarded was computed by dividing, as of the grant date, the approved grant value by the closing market price of the Common Shares on the date of grant; and the number of options awarded was computed by dividing, as of the grant date, (x) the approved grant value by (y) the Black-Scholes value as of March 3, 2008. See discussion above under “Compensation Discussion and Analysis—Core Components of Compensation” for a more detailed description of the Company’s equity grant practices.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which entitle the officers to base salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent thirty days’ notice by either party of such party’s intent not to renew the term.

The initial term of our Chief Executive Officer’s employment agreement was set to end on February 22, 2010, subject to automatic renewals for one-year terms unless either party provided ninety days’ notice of such party’s intent not to renew. In February 2009, however, the Compensation Committee took certain actions to facilitate the continuation of the Company’s leadership in light of the Company’s growth plans and long-term strategy and to further align the interests of members of management with the interests of the Company’s shareholders. Among the compensation and related actions taken, the Compensation Committee approved, and the Company executed with Mr. Currie, the CEO Agreement (as noted above), which became effective on February 19, 2009. The CEO Agreement contains specific features that are consistent with, and are intended to further, the Company’s compensation objectives outlined above. The CEO Agreement provides for, among other things, an extension of Mr. Currie’s service, an increased base salary and bonus opportunity, the potential for an extended term of post-employment option exercisability, and certain retirement incentives, each in part intended both to reward Mr. Currie for his outstanding performance and leadership excellence as well as to encourage him to remain with the Company for a continued long and productive career. In addition, as summarized above, the

CEO Agreement provides for the grant in 2010 of a special equity award with vesting over four years based on both continued service as well as the attainment of certain performance conditions that will be established by the Compensation Committee prior to grant, and an incentive compensation clawback provision on Mr. Currie that exceeds the requirements set forth under the Sarbanes-Oxley Act of 2002. To review the CEO Agreement in its entirety, see the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Neill A. Currie	—	300,000	(4)	$73.06	7/5/2015	105,682	$5,448,964
	219,726	219,726		$42.66	3/21/2016
	19,068	57,203		$51.13	3/1/2017
	—	122,169		$53.86	3/3/2018
Fred R. Donner	54,348	54,348		$49.05	7/10/2016	32,184	$1,659,407
	9,004	27,012		$51.13	3/1/2017
	—	42,029		$53.86	3/3/2018
John D. Nichols, Jr.	11,306	—		$11.92	5/14/2009	52,378	$2,700,610
	3,611	—		$37.32	5/14/2009
	7,571	—		$39.59	5/14/2009
	84,000	—		$12.40	5/4/2010
	11,275	—		$37.32	5/4/2010
	15,815	—		$39.59	5/4/2010
	78,750	—		$33.85	11/8/2011
	10,059	—		$39.59	11/8/2011
	38,500	—		$39.07	11/19/2012
	25,240	—		$45.43	5/16/2013
	75,000			$52.90	3/3/2014
	—	350,000	(4)	$74.24	8/31/2014
	18,742	56,225		$51.13	3/1/2017
	—	92,229		$53.86	3/3/2018
William J. Ashley	26,640	—		$29.77	1/11/2012	27,649	$1,425,582
	16,000	—		$39.07	11/19/2012
	2,506	—		$39.93	12/30/2012
	11,299	—		$45.43	5/16/2013
	15,747	—		$53.96	3/12/2014
	—	82,000	(4)	$74.24	8/31/2014
	4,241	1,413		$49.10	3/21/2015
	25,527	8,508		$37.51	11/4/2015
	3,762	3,762		$44.30	1/3/2016
	13,814	13,812		$42.66	3/21/2016
	9,166	27,496		$51.13	3/1/2017
	—	62,109		$53.86	3/3/2018
Kevin J. O’Donnell	8,040	—		$11.92	5/14/2009	32,915	$1,697,097
	599	—		$37.73	5/14/2009
	5,061	—		$37.87	5/14/2009
	2,649	—		$41.98	5/14/2009
	42,000	—		$12.40	5/4/2010
	13,755	—		$37.87	5/4/2010
	12,402	—		$41.98	5/4/2010
	17,641	—		$45.38	5/14/2010
	28,000	—		$39.07	11/19/2012
	18,710	—		$45.43	5/16/2013
	45,000			$52.90	3/3/2014
	—	250,000	(4)	$74.24	8/31/2014
	28,217	28,216		$44.30	1/3/2016
	33,641	33,640		$42.66	3/21/2016
	5,771	17,311		$51.13	3/1/2017
	—	49,559		$53.86	3/3/2018

(1)	All options were granted under the Company’s 2001 Plan apart from those described in footnote (4). Each option award has a 10 year term and vests in four equal installments (at a rate of 25% per year) from the date of grant. Vesting dates for each option award can be calculated accordingly.

(2)	Mr. Currie’s Restricted Shares vest as follows: 32,964 shares on each of March 21, 2009 and March 21, 2010; 5,721 shares on each of March 1, 2009, and March 1, 2010; 5,720 shares on March 1, 2011; and 22,592 shares in four equal installments starting on March 3, 2009.

Mr. Donner’s Restricted Shares vest as follows: 8,155 shares on July 10, 2009; 8,154 shares on July 10, 2010; 2,701 shares on each of March 1, 2009, March 1, 2010 and March 1, 2011; and 7,772 shares in four equal installments starting on March 3, 2009.

Mr. Nichols’ Restricted Shares vest as follows: 5,623 shares on each of March 1, 2009, March 1, 2010 and March 1, 2011; 9,227 shares on each of July 19, 2009 and July 19, 2010; and 17,055 shares in four equal installments starting on March 3, 2009.

Mr. Ashley’s Restricted Shares vest as follows: 2,750 shares on each of March 1, 2009 and March 1, 2010; 2,749 shares on March 1, 2011; 2,072 shares on each of March 21, 2009 and March 21, 2010; 424 shares on March 21, 2009; 2,219 shares on November 4, 2009; 564 shares on each of January 3, 2009 and January 3, 2010; and 11,485 shares in four equal installments starting on March 3, 2009.

Mr. O’Donnell’s Restricted Shares vest as follows: 1,731 shares on each of March 1, 2009, March 1, 2010, and March 1, 2011; 4,232 shares on each of January 3, 2009 and January 3, 2010; 5,047 shares on March 21, 2009; 5,046 shares on March 21, 2010; and 9,165 shares in four equal installments starting on March 3, 2009.

(3)	Value determined based on closing price of the Common Shares of $51.56 on December 31, 2008, the final business day of calendar year 2008.

(4)	All of these options were granted under our 2004 Plan, have a 10 year term, and cliff vest 100% on the fifth anniversary of the date of grant. Vesting dates for each option award can be calculated accordingly. Our Compensation Committee terminated the 2004 Plan in August 2007 because it determined that this plan was no longer consistent with our compensation philosophy and objectives; however, all outstanding grants at the time of termination remain outstanding.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our Named Executive Officers during 2008.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Neill A. Currie	—		—	38,685	$1,983,693
Fred R. Donner	—		—	10,857	$526,042
John D. Nichols	20,320	(1)	$237,947	16,540	$829,669
William J. Ashley	—		—	8,771	$447,371
Kevin J. O’Donnell	16,720	(1)	$223,849	12,265	$667,354

(1)	All of the option exercises shown above were consummated in conjunction with the scheduled expiration of stock options originally granted with a ten-year term.

Equity Compensation Plan Information

The information set forth in the table below is as of December 31, 2008.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(1)	7,780,733	$63.01	1,959,094
Equity compensation plans not approved by shareholders(3)		—	300,000
Total	7,780,733	$63.01	2,259,094

(1)	Plans previously approved by the shareholders include the Second Amended and Restated 1993 Stock Incentive Plan (the “1993 Plan”), the 2001 Plan, the 2004 Plan, and the Directors Stock Plan. Subsequent to December 31, 2008, 2,500,000 options to purchase Common Shares previously issued under the 2004 Plan were forfeited and cancelled. As at March 25, 2009, 5,245,742 securities were reserved for issuance pursuant to outstanding options.

(2)	No shares remain available under the 1993 Plan. The 2004 Plan was terminated in August 2007, and no further grants shall be made thereunder. In 2008, the Compensation Committee determined to reduce the number of shares available for issuance under the Directors Stock Plan by 300,000 such that the amount remaining for issuance thereunder as of December 31, 2008 was 232,959.

(3)	In May 2003, the Compensation Committee reserved 300,000 Common Shares for issuance in connection with underwriting profitability agreements anticipated to be entered into with certain program managers who produce Individual Risk business pursuant to agreed-upon underwriting guidelines, which Individual Risk business is written by our subsidiary companies who offer primary coverage. To date, no shares have been issued under this program and in March 2009 the Company determined to terminate this reserve. Therefore, the number of securities remaining available for issuance under equity compensation plans in column (c) is 1,959,094 as of March 24, 2009.

Potential Payments Upon a Termination or Change in Control

In connection with the employment agreements as described above and as in effect on December 31, 2008, our Named Executive Officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us during 2008. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause, (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), or (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a termination of employment of a Named Executive Officer during the year ended December 31, 2008 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

(i)	an amount equal to a percent (the “Percent”) of base salary, to be paid in installments over the 12-month period following the termination of employment (or, for Mr. Currie, in a lump sum within 10 days of termination);

(ii)	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment (or, for Mr. Currie, in a lump-sum within 10 days of termination);

(iii)	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of base salary to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

(iv)	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment);

(v)	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

(vi)	continuation of benefits during the 12-month period following the termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment); and

(vii)	vesting of all awards granted under any Stock Incentive Plans.

The Percent and Lump Sum Percent are 150% and 50%, respectively, for Mr. Currie; 75% and 25%, respectively, for Mr. Donner; and 93.75% and 31.25%, respectively, for Messrs. Nichols, Ashley, and O’Donnell. In the event a termination (other than a termination by the executive without good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers.

Notwithstanding the above, as a result of certain amendments made to each of the employment agreements in 2008 in light of Section 457A of the U.S. Internal Revenue Code, if an executive’s employment has not otherwise terminated prior to December 31, 2017, the amounts payable pursuant to clauses (i) (Percent of base salary) and (iii) (Lump Sum Percent of base salary) (these amounts are referred to as “vested severance benefits”) will instead be paid to the executive on such date, and such vested severance benefits shall no longer be payable upon any subsequent termination of employment. If an executive is terminated for cause following payment of the vested severance benefits, such terminated executive will be required to repay the vested severance benefits to the Company. Similarly, if an executive violates any of the restrictive covenants, such terminated executive will be required to repay the portion of the vested severance benefits that would not otherwise have been paid under the original severance provision due to the violation.

Upon a change in control, all awards outstanding under the 2001 Plan and 2004 Plan vest in full. Under the 2004 Plan, upon a change in control, the per-share exercise price of each option then outstanding thereunder (which was set substantially above the fair market value of the Common Shares on the date of grant) will be adjusted downward to take into account any “extraordinary dividends” declared after the date of grant as well as to reflect the passage of time between the date of grant and the date of the change in control.

SEVERANCE BENEFITS COMPONENTS TABLE

	By Us Without Cause		By Executive for Good Reason		Death	Disability	By Executive Without Good Reason	Our Non- Extension of Agreement		Executive’s Non-Extension of Agreement
(i) Percent of Base Salary	x		x			x	x	x		x
(ii) Percent of Bonus	x		x					x
(iii) Lump Sum Percent of Base Salary	x		x			x	x	x		x
(iv) Lump Sum Percent of Bonus	x		x					x
(v) Pro-rata Bonus	x		x		x	x		x
(vi) Continuation of Benefits	x		x					x
(vii) Vesting of Awards	x	(1)	x	(1)	x	x		x	(1)

(1)	With respect to Mr. Currie, accelerated vesting applies to all awards. For the other Named Executive Officers, accelerated vesting applies to all awards except those outstanding under the 2004 Plan.

The estimated payments and benefits provided upon each type of termination are summarized in the following table as if the termination or change in control had occurred on December 31, 2008, and using the closing price of our common shares of $51.56 on December 31, 2008, the last business day of calendar year 2008. In addition, with the assumption of a December 31 change in control, the estimated pro-rata bonus calculations provided in the following table reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time. As discussed above, Mr. Currie may be entitled to certain additional benefits under his further amended and restated employment agreement entered into in February 2009, to which he would not have been entitled upon a termination of employment during 2008.

Under the Named Executive Officers’ employment agreements as of December 31, 2008, during the term of employment and for the 12-month period following any termination of employment (or, for Mr. Currie, the 18-month period following the termination of employment), each executive is subject to non-competition and non-interference covenants. Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or other service providers or those of our affiliates and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and assignment of inventions provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The information set forth in the table below is as of December 31, 2008.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Executive Resignation Without Good Reason ($)	Death ($)	Disability ($)	Change in Control ($)
Neill A. Currie	Salary(1)	1,622,400	1,622,400	1,622,400	—	1,622,400	—
	Bonus	4,015,440	4,015,440	—	1,338,480	1,338,480	—
	Accelerated Vesting of Awards(2)(3)	7,429,123	7,429,123	—	7,429,123	7,429,123	7,429,123
	Continuation of Health Benefits	21,600	21,600	—	—	—	—

	Total:	13,088,563	13,088,563	1,622,400	8,767,603	10,390,003	7,429,123

Fred R. Donner	Salary(1)	540,800	1,081,600	540,800	—	540,800	—
	Bonus	942,348	1,413,522	—	471,174	471,174	—
	Accelerated Vesting of Awards(2)	1,807,435	1,807,435	—	1,807,435	1,807,435	1,807,435
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	3,308,583	4,320,557	540,800	2,278,609	2,819,409	1,807,435

John D. Nichols, Jr.	Salary(1)	676,000	1,081,600	676,000	—	676,000	—
	Bonus	1,060,142	1,413,522	—	471,174	471,174	—
	Accelerated Vesting of Awards(2)	2,724,787	2,724,787	—	2,724,787	2,724,787	2,724,787
	Lease Payment(4)	833,176	833,176	833,176	833,176	833,176	—
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	5,312,105	6,071,085	1,509,176	4,029,137	4,705,137	2,724,787

William J. Ashley	Salary(1)	625,000	1,000,000	625,000	—	625,000	—
	Bonus	1,060,142	1,413,522	—	471,174	471,174
	Accelerated Vesting of Awards(2)	1,710,657	1,710,657		1,710,657	1,710,657	1,710,657
	Continuation of Health Benefits	14,400	14,400	—	—	—	—

	Total:	3,410,199	4,138,579	625,000	2,181,831	2,806,831	1,710,657

Kevin J. O’Donnell	Salary(1)	625,000	1,000,000	625,000	—	625,000	—
	Bonus	1,060,142	1,413,522	—	471,174	471,174	—
	Accelerated Vesting of Awards(2)	2,208,785	2,208,785	—	2,208,785	2,208,785	2,208,785
	Continuation of Health Benefits	18,000	18,000	—	—	—	—

	Total:	3,911,927	4,640,307	625,000	2,679,959	3,304,959	2,208,785

(1)	Amounts shown under “Salary” are based on multiples (as set forth in each of the Named Executive Officer’s respective employment agreement) of the salaries for the Named Executive Officers in effect as of December 31, 2008. The current, actual salary for each of the Named Executive Officers, as approved by the Compensation Committee at its February 2009 meeting, is $1,000,000, $567,900, $567,900, $525,000 and $525,000 for Messrs. Currie, Donner, Nichols, Ashley and O’Donnell, respectively.
(2)	An executive’s awards issued pursuant to the 2001 Plan and 2004 Plan vest immediately upon a change in control, the executive’s death, or a termination of the executive’s employment due to disability. Each Named Executive Officer’s employment agreement provides also that his awards issued pursuant to the 2001 Plan (and in the case of Mr. Currie, awards issued under the 2004 Plan as well) vest immediately upon his termination by the Company without cause or by the executive for good reason. The amount shown for Accelerated Vesting of Awards represents the sum of (i) Restricted Share awards that had not yet vested at December 31, 2008, valued at $51.56 per share, and (ii) the spread value of in-the-money stock options at December 31, 2008, which is calculated as the number of in-the-money value of stock options multiplied by the difference between $51.56 per share and the relevant exercise price of the underlying option. Under the 2004 Plan, in the case of a change in control, there may be an additional value attributable to the adjustment of the exercise price for awards issued pursuant to the 2004 Plan as summarized above. Under the assumed scenario presented in the table, such an adjustment would occur and is reflected in the amounts shown for Accelerated Vesting of Awards upon a change in control for Messrs. Currie, Ashley, O’Donnell, and Nichols.
(3)	In accordance with the CEO Agreement (as described above), service-based awards of Restricted Shares and restricted stock units held for at least one year upon Mr. Currie’s first attaining retirement eligibility will fully vest at that time; however, shares in excess of those used to pay taxes cannot be sold until the regular vesting date. Performance-based awards of Restricted Shares and restricted stock units held by Mr. Currie for at least one year upon first attaining retirement eligibility will not be subject to continued service, and will remain outstanding through the applicable performance period and vest based on actual attained performance. Awards of Restricted Shares and restricted stock units granted to Mr. Currie after his first attaining retirement eligibility or not held by him for at least one year at that time will continue to vest on their normal schedule during any period of Board service by Mr. Currie following actual retirement; provided that if Mr. Currie retires from the Board at the request of the Board, dies, or leaves the Board due to disability, all such awards which are then unvested immediately vest, and if Mr. Currie otherwise resigns from the Board, all such awards which are then unvested are immediately forfeited. Except with respect to options granted prior to February 22, 2006, that have a more favorable treatment upon retirement, unvested options held by Mr. Currie upon retirement shall continue to vest as if he remained employed thereafter through the applicable vesting date(s) and shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the day prior to the fifth anniversary of his retirement.
(4)	Lease payment refers to amounts pursuant to an agreement between the Company and Mr. Nichols with respect to leasehold improvements funded by Mr. Nichols in respect of his primary residence in Bermuda. The value shown reflects the unamortized portion of the leasehold improvements as of December 31, 2008, which would be required to be paid if Mr. Nichols ceases to be employed by us for any reason. The amount Mr. Nichols would be paid assuming a qualifying termination on December 31, 2008, would be $833,176.

DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning director compensation paid during 2008.

Name(1)	Fees Earned or Paid in Cash(2) ($)		Stock Awards(3) ($)	Total ($)
David C. Bushnell	39,000	(4)	14,638	53,638
Thomas A. Cooper	75,000	(6)	100,743	175,743
James L. Gibbons	39,000	(4)	14,638	53,638
Edmund B. Greene	33,000	(5)	166,554	199,554
Brian R. Hall	33,000	(5)	166,554	199,554
Jean D. Hamilton	72,000		109,142	181,142
William F. Hecht	69,000		100,743	169,743
Henry Klehm III	72,000		94,442	166,442
Ralph B. Levy	72,000		63,661	135,661
W. James MacGinnitie	159,000	(7)	261,983	420,983
Scott E. Pardee	33,000	(5)	166,554	199,554
Anthony M. Santomero	39,000	(4)	14,638	53,638
Nicholas L. Trivisonno	132,000		100,743	232,743

(1)	Compensation for Mr. Currie, who served on the Board in 2008, is not included in this table because executive officers do not receive additional compensation for services rendered as a member of our Board. Information regarding Mr. Currie’s compensation is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table.”
(2)	Amounts shown reflect annual retainer and meeting fees earned or paid in respect of full Board meetings and stand-alone committee meetings attended, as described below. Due to personal matters, each of Messrs. Cooper and Hecht was unable to attend one meeting in 2008 and thus was not paid his respective fee for such meeting.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of stock awards granted in the current year as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions as required under GAAP and instead reflect actual forfeitures when they occur. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans Note in its financial statements included in its Annual Report on Form 10-K for the respective year end, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.
(4)	As described below, because Messrs. Bushnell, Gibbons, and Santomero joined the Board in May 2008, their $60,000 retainer was pro-rated such that they each received $30,000. Each of Messrs. Bushnell, Gibbons, and Santomero was paid the 2008 meeting fee of $3,000 for each of the three meetings he attended.
(5)	Messrs. Greene, Hall, and Pardee resigned from the Board effective as of May 19, 2008; their 2008 retainers were pro-rated such that they each received $30,000. Each of Messrs. Greene, Hall, and Pardee was paid the 2008 meeting fee of $3,000 for the February 2008 meeting he attended.
(6)	In addition to receiving the standard $3,000 fee for each of the three Board meetings he attended in 2008, Mr. Cooper also received aggregate fees equal to $6,000 for his participation in each of two meetings of the Transaction Committee during 2008.
(7)	In addition to receiving his standard meeting fee of $6,000 (or two times the standard fee for the other Independent Directors) for each of the four Board meetings he attended in 2008, Mr. MacGinnitie was paid $9,000 for his participation in a meeting of the Transaction Committee that was held prior to the February 2008 Board meeting at which the Compensation Committee reduced Mr. MacGinnitie’s meeting fees from three times to two times the standard meeting fee paid to the other Independent Directors. Mr. MacGinnitie was also paid $6,000, his current standard meeting fee, for his participation in a meeting of the Transaction Committee during July 2008.

Director Compensation

Cash Retainer and Meeting Fees. During 2008, each of the Independent Directors (with the exception of Mr. MacGinnitie) received a grant of Restricted Shares valued at $100,000. In addition, each such Independent Director, except Messrs. Bushnell, Gibbons, MacGinnitie, Santomero and Trivisonno, received a cash annual retainer for 2008 equal to $60,000 and a per-meeting cash fee of $3,000. While there is no separate committee fee for committee meetings held in conjunction with a meeting of the full Board, directors who attend a committee meeting held on a stand-alone basis receive a cash fee of $3,000 for attendance at such meeting. Each of Messrs. Bushnell, Gibbons, and Santomero was elected to our Board in May 2008 and was deemed by the Compensation Committee and the Board to have served approximately half of a one-year term and was accordingly granted a pro-rated amount of the annual cash retainer fee, or $30,000. Each of Messrs. Bushnell,

Gibbons, and Santomero also received the standard $3,000 per-meeting fee for each of the meetings attended and a grant of Restricted Shares valued at $100,000. Due to his additional responsibilities as Chairman of the Board, Mr. MacGinnitie received two times the value of each of the annual retainer, the per-meeting fee, and the Restricted Shares grant received by the other Independent Directors, or $120,000, $6,000, and $200,000, respectively. Mr. MacGinnitie’s annual retainer for 2006 and 2007 had been set by the Compensation Committee at three times the value of the other Independent Directors’ annual retainer due to increased responsibilities following the transition of key members of the Company’s senior management in 2005 and 2006, however, in February 2008, Mr. MacGinnitie and the Compensation Committee mutually assessed and agreed to reduce the value of Mr. MacGinnitie’s annual retainer for 2008 to two times the value of the other Independent Directors’ annual retainers. Mr. Trivisonno received an annual retainer of $120,000 (two times the value of the annual retainer) due to his additional responsibilities as Audit Committee Chair. The Company does not pay directors’ fees in respect of informational calls.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the non-executive Chairman is reimbursed for expenses incurred in connection with attendance at industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company for providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align the interests of the directors with the long-term interests of our shareholders. In addition to annual grants, the Directors Stock Plan also authorizes our Compensation Committee to make grants to Independent Directors to address special circumstances, such as when one or more Independent Directors are called upon to provide services to us in excess of the level of services required of our Independent Directors generally. No such discretion was exercised during 2008. Our Compensation Committee may also exercise discretionary authority to make awards to any Independent Director who is first elected to our Board other than at the time of an annual meeting of shareholders.

Grants of Restricted Shares to Independent Directors generally vest over a three-year term. Currently issued but unvested Restricted Shares generally accelerate and vest on a director’s separation from service on the Board other than if a director is requested to depart the Board for a reason other than for cause, in which case such unvested Restricted Shares are forfeited.

Since 2004, the practice of our Compensation Committee has been to refrain from granting stock options to Independent Directors. Existing awards of stock options would be required to be exercised within 30 days following the termination of any director’s service, or would expire and be forfeited.

In 2008, the Directors Stock Plan was amended to reduce the number of shares available for grant under such plan. This action was taken in contemplation of the Company’s need to approve a new stock incentive plan upon the expiration of our 2001 Plan and in an effort to improve certain metrics relating to dilution and overhang used by certain institutional shareholder groups in analyzing vote recommendations for these types of incentive plans.

Director Equity Ownership Policy. We maintain an equity ownership policy under which our Independent Directors are expected to maintain ownership levels of Common Shares having a value equal to five times the then-current annual retainer. Until and unless ownership requirements are satisfied, an Independent Director is not permitted to sell any of the equity granted to such individual. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. Our Compensation Committee retains discretion to waive non-compliance with this policy in light of an individual director’s particular facts and circumstances from time to time.

PROPOSAL 1—THE BOARD NOMINEES PROPOSAL

Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect three Class II directors, who will serve until our 2012 Annual Meeting. Our incumbent Class I directors are scheduled to serve until our 2011 Annual Meeting and our incumbent Class III directors are scheduled to serve until our 2010 Annual Meeting.

The Board has nominated Messrs. Cooper, Currie and MacGinnitie for re-election, at the Annual Meeting. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy card will vote for such other nominee, if any, in their discretion as may be recommended by the Board.

NOMINEES

Class II Directors

(whose terms (if elected) expire in 2012):

Name	Age
Thomas A. Cooper	72
Neill A. Currie	56
W. James MacGinnitie	70

CONTINUING DIRECTORS

Class I Directors

(whose terms expire in 2011):

Name	Age
David C. Bushnell	54
James L. Gibbons	45
Jean D. Hamilton	62
Anthony M. Santomero	62

Class III Directors

(whose terms expire in 2010):

Name	Age
William F. Hecht	66
Henry Klehm III	50
Ralph B. Levy	63
Nicholas L. Trivisonno	61

Recommendation and Vote

The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors up to the maximum number of directors (3) to be chosen at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Board Nominees Proposal.

PROPOSAL 2—THE AUDITORS PROPOSAL

Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young Ltd., an independent registered public accounting firm, to serve as our auditors for the 2009 fiscal year until the 2010 Annual Meeting. Ernst & Young Ltd. served as our independent auditors for the 2008 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2008 and 2007 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2008 and 2007 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents) totaled $3,366,911 and $2,971,371 respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $368,712 and $595,787, respectively, during our 2008 and 2007 fiscal years, principally derived from costs incurred by Ernst & Young Ltd. in cooperating with our business practice review, the Investigations and related matters.

Tax Fees

Fees billed to us by Ernst & Young Ltd. during our 2008 and 2007 fiscal years for all tax-related services rendered to us totaled $nil for each year.

All Other Fees

Ernst & Young Ltd. did not perform any other services during our 2008 or 2007 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to RenaissanceRe during 2008 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Auditors Proposal.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2008, including financial statements for the year ended December 31, 2008, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2010 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 10, 2009, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual General Meeting to be held in 2010. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

If a shareholder proposal is introduced at the 2010 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 23, 2010, as required by SEC Rule 14a-4(c)(1) of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2010 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

RenaissanceRe Holdings Ltd. 8-20 EAST BROADWAY PEMBROKE, BERMUDA HM19

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Wednesday, May 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by RenaissanceRe Holdings Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to RenaissanceRe Holdings Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RENHO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENAISSANCERE HOLDINGS LTD.

THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES AND “FOR” THE PROPOSAL LISTED BELOW.

Vote On Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. To elect three Class II directors to serve until our 2012 Annual General Meeting.	☐	☐	☐
__________________________________
Class II Directors:
01) Thomas A. Cooper
02) Neill A. Currie
03) W. James MacGinnitie

Vote On Proposal	For	Against	Abstain

2.     To appoint the firm of Ernst & Young, Ltd., an independent registered public accounting firm, to serve as our auditors for the

        2009 fiscal year until our 2010 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the

        Board.

	☐	☐	☐

PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Please be sure to sign and date this Proxy.

Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

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Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

RenaissanceRe Holdings Ltd.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on May 21, 2009.

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Fred R. Donner, Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares, $1.00 par value each per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 20, 2009 at the Annual General Meeting of Shareholders of the Company to be held on May 21, 2009 (the “Annual Meeting”), and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)